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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

HEAFNER TIRE GROUP ANNOUNCES COMPLETION OF TENDER OFFER AND CONSENT SOLICITATION

Huntersville, N.C. - March 27, 2002 - Heafner Tire Group, Inc. ("Heafner") announced today the completion of its tender offer and consent solicitation, pursuant to the Amended Offer to Purchase and Consent Solicitation Statement dated March 11, 2002 (the "Offer"), to purchase up to $126 million of its 10% Senior Notes Due 2008, Series D (the "Notes") at a price, determined pursuant to a modified Dutch auction procedure, of not less than $450 nor greater than $535 per $1,000 principal amount, plus accrued but unpaid interest. As of the expiration date of the Offer, approximately $121.4 million in aggregate principal amount of the Notes were tendered, and related consents given, pursuant to the terms set forth in the Offer. The purchase price for Notes to be purchased pursuant to the Offer, as determined pursuant to the modified Dutch auction procedure, is $535 per $1,000 principal amount, plus accrued but unpaid interest.

In connection with the consent solicitation, consents to the proposed amendments to the Indenture governing the Notes were obtained from holders representing approximately 79% of the aggregate principal amount of the Notes outstanding at the time of the expiration of the Offer. The amendments were included in a supplemental indenture signed by Heafner and the Indenture Trustee, effective March 27, 2002.

After having determined that the conditions to the consummation of the Offer and Consent Solicitation were met, Heafner accepted for purchase all Notes tendered pursuant to the Offer as contemplated by the Offer.

ABOUT HEAFNER TIRE GROUP

Heafner Tire Group, Inc. (formerly The J.H. Heafner Company, Inc.) is one of largest independent suppliers of tires to the replacement tire market in the United States. Heafner operates 65 distribution centers servicing all or parts of 35 states. Heafner sells a broad selection of tires, custom wheels, automotive service equipment and related products manufactured by the leading manufacturers of those products.

Reports and other information filed by Heafner with the Securities and Exchange Commission may be obtained from the website that the Commission maintains at HTTP://WWW.SEC.GOV or by request to Heafner at 12200 Herbert Wayne Court, Suite 150, Huntersville, North Carolina 28078 (tel: (704) 632-7127), Attention: Legal Department.

CONTACTS:

Media inquires:

Deborah Gardner
Heafner Tire Group
(704) 632-7127
deborahg@heafnet.com

Investor inquiries:
Mike Gaither
Heafner Tire Group
(704) 632-7110
mikeg@heafnet.com